CERTIFICATE OF AMENDMENT OF

                         CERTIFICATE OF INCORPORATION OF

                              ALPHACOM CORPORATION
                           (Pursuant to Section 242 of
                      the Delaware General Corporation Law)

   The undersigned, President and Secretary of AlphaCom Corporation, (the "Company") and existing under the laws of the State of Delaware hereby certifies that the Certificate of Incorporation of the Company is hereby amended pursuant to Section 242(a)(1) of the General Corporation Law of the State of Delaware.

     1. The Certificate of Incorporation of the Company is amended in Article Fourth to reflect a 1:25 reverse stock split and reauthorize 50,000,000 shares of stock consisting of 49,990,000 shares of common stock with a par value of $.0001 per share, and 10,000 shares of preferred stock with a par value of $.0001 per share as follows:

     Article Fourth should read as follows: The total number of shares of stock which the corporation shall have authority to issue is 50,000,000, of which 49,990,000 shares shall be Common Stock, $.0001 par value, and 10,000 of which shall be Preferred Stock, $.0001 par value, which shall be subject to the provisions of Article Fifth.

     2. The foregoing Amendments to the Certificate of Incorporation were authorized by the Board of Directors and duly adopted by consent action by the holders of in excess of ninety-seven percent (97%)of the Company's outstanding stock entitled to vote thereon in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment this 27th day of February, 2003 and DOES HEREBY CERTIFY, that the facts stated in this Certificate of Amendment are true and correct.



/s/ William A. Montgomery
-------------------------
William A. Montgomery, President and Secretary

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